ANHYDROUS AMMONIA SALES AGREEMENT

THIS AGREEMENT is entered into and made effective December 9, 2002, between KOCH NITROGEN COMPANY, a Nebraska corporation, with principal offices at 4111 East 37th Street North, Wichita, Kansas 67220 (herein called "Koch") and EL DORADO CHEMICAL COMPANY, an Oklahoma corporation, with principal offices at 16 S. Pennsylvania, Oklahoma City, Oklahoma 73107 (herein called "Buyer");

WITNESSETH:

WHEREAS, the parties entered into previous agreements dated effective June 30, 2001 and January 4, 2002, ("the Previous Agreements") and it is their intent to terminate the Previous Agreements (except as specifically set forth herein) and replace them with this agreement ("this Agreement"); and

WHEREAS, as specified in this Agreement, Buyer and Koch desire to enter into an anhydrous ammonia sales agreement under which Koch agrees to supply to Buyer and Buyer agrees to purchase from Koch 100% of its anhydrous ammonia Product Requirements, as set forth herein; and

WHEREAS, as specified in this Agreement, Koch shall charge Buyer a price for, and Buyer shall pay the same for, each ton of Product upon the pricing formulas set out in this Agreement; and

WHEREAS, as specified in this Agreement, Buyer shall be responsible for all Taxes related to such quantities of anhydrous ammonia and for all transportation charges beyond the Delivery Point hereunder; and

WHEREAS, the parties desire to state their agreements in writing.

NOW THEREFORE, in consideration of the mutual promises herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

 I. DEFINITIONS

Whenever used in this Agreement, the following terms shall have the following respective meanings:

* INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION.  THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.

A.  "Actual Additional Costs" shall mean the actual additional delivery costs (additional transportation costs, additional terminal fees and the like, and not additional costs for Product itself) incurred by Koch to deliver Product from either i) the Koch Terminal or ii) an alternative injection point on the Ammonia Pipeline to the Delivery Point.

B.  "Affiliate" shall mean any corporation or other business enterprise which directly or indirectly controls, is controlled by, or is under common control with a party hereunder; and for the purpose of this definition "control" shall mean the ability to directly or indirectly vote fifty percent (50%) or more of the shares or other securities at the time entitled to vote for the election of directors.

C.  "Agreement" shall mean this Anhydrous Ammonia Sales Agreement between Koch and Buyer.

D.  "Ammonia Pipeline" shall mean the ammonia pipeline owned by Kaneb Pipeline Operating Partnership, LP.

E.  "Ammonia Pipeline Transportation Charge" shall mean the Ammonia Pipeline Transportation Charge as referenced in Article VI, Section C.

F.  "Buyer Facility" shall mean Buyer's chemical production facility located at El Dorado, Arkansas.

G.  *** [Redacted text] shall mean the *** [Redacted text] per metric ton of the weekly price range for Ammonia published in Fertilizer Week America for the week Product is delivered to Buyer. For example, if Product is delivered to Buyer by the Ammonia Pipeline during the week from Monday, October 28, 2002 to Monday, November 4, 2002, the *** [Redacted text] published in the Friday, November 1, 2002 issue of Fertilizer Week America shall apply. In the event Fertilizer Week America is not published for one of the weeks during the Month, the price for such week shall be the previous week's price published in Fertilizer Week America.

H.  "Contract Price" shall mean the Contract Price as referenced in Article VI, Section B hereof.

I.  "Delivery Point" shall mean (i) for pipeline deliveries, the discharge side of the Ammonia Pipeline's Product meter located at Buyer's Facility, or (ii) for rail or truck deliveries, the point at Buyer's Facility where the truck or rail cars come to rest, or (iii) another delivery point along the Ammonia Pipeline, provided Buyer gives Koch at least forty-five (45) days written notice prior to the date it wishes to begin delivery at such alternate delivery point.

*** INDICATES INFORMATION IN THIS DOCUMENT WHICH HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.

J.  "Effective Date" shall mean November 1, 2002.

K.  *** [Redacted text] shall mean the *** [Redacted text] per short ton of the weekly price range for Ammonia published in Fertilizer Week America for the week Product is delivered to Buyer. For example, if Product is delivered to Buyer by the Ammonia Pipeline during the week from Monday, October 28, 2002 to Monday, November 4, 2002, the *** [Redacted text] published in the Friday, November 1, 2002 issue of Fertilizer Week America shall apply. In the event Fertilizer Week America is not published for one of the weeks during the Month, the price for such week shall be the previous week's price published in Fertilizer Week America.

L. "Koch Facility" shall mean Koch's anhydrous ammonia production facility at Sterlington, Louisiana. The Koch Facility has two (2) ammonia production units, each capable of producing ammonia independently of the other.

M. "Koch Terminal" shall mean Koch's anhydrous ammonia terminal at Taft, Louisiana capable of receiving ammonia by vessels, loading and shipping ammonia in a barge, and reinjecting ammonia into the Ammonia Pipeline.

N. "Month" shall mean a calendar month.

O. "Monthly Average Price" shall be defined as the average of the Prices stated in the weekly provisional invoices dated during the Month.

P. "Price" shall mean the Price as referenced in Article VI, Section A hereof.

Q. "Product" shall mean commercial anhydrous ammonia having the following specifications:

Ammonia (NH3) Content:         99.5% minimum, by weight %

Water:                         0.2% minimum to 0.5% maximum, by weight %

Oil:                           5 ppm maximum, by weight

R.  "Product Requirements" shall mean total Product purchased by Buyer for Buyer's account for further processing at Buyer's Facility. Currently Buyer's annual Product Requirements at Buyer's Facility are approximately 210,000 short tons annually, exclusive of any tolling arrangements by Buyer with existing unaffiliated third parties. Commencing on January 1, 2003, Product Requirements shall not include

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approximately 45,000 short tons of Product annually, which amount is intended to equal fifty percent (50%) of the Product used at Buyer's Facility for production of finished product for Orica USA Inc. The 45,000 short tons referenced above shall be excluded from the Product Requirements during the Term of this Agreement, unless Buyer requests and Koch elects, at Koch's sole option, to include this quantity in the Product Requirements during the remaining Term of this Agreement. Product Requirements shall also not include Product supplied to Buyer's Facility which shall be produced by Buyer or an Affiliate of Buyer and physically delivered to Buyer's Facility; provided, Buyer has given Koch sixty (60) days written notification.

S. "Revised Contract Price" shall mean the Revised Contract Price as referenced in Article VI, Section D hereof.

T. "Taxes" shall mean the definition set forth in Article IX, Section A hereof.

U. "Total Credit Exposure" shall mean the sum of the i) outstanding invoice(s) for Product delivered from Koch to Buyer, ii) the estimated invoice for Product delivered to Buyer but not yet invoiced by Koch, and iii) the estimated invoice amount for Product that shall be delivered from Koch to Buyer until the payment due date of the oldest outstanding invoice.

 II. TERM

Except as may otherwise be provided herein, this Agreement shall continue and remain in full force and effect for a term commencing on the Effective Date and ending December 31, 2004 (hereafter "Term"). However, in the event Koch permanently shuts down the Koch Facility at any time during the Term, Koch shall have the option to terminate this Agreement during the period of January 1, 2004 to December 31, 2004; provided, i) Koch has furnished Buyer with a minimum of four (4) months written notification that either the Koch Facility has been or will be shut down and ii) Koch and Buyer can not agree on a Revised Contract Price as stipulated in Article VI, Section D.

III. QUANTITY TO BE SUPPLIED

A.  Quantity. During the Term, Buyer shall purchase from Koch one hundred percent (100%) of its Product Requirements for Buyer's Facility. Product shall be delivered and invoiced on a short ton basis.

9; B.  Subsequent Tolling Arrangements. In the event Buyer concludes i) a tolling arrangement with an unaffiliated third party, other than with Orica USA, after the execution of this Agreement or ii) an existing sales agreement is converted to a tolling arrangement, other than with Orica USA, then Buyer's Product Requirements shall be reduced by an amount equal to the amount of Product actually used pursuant to the unaffiliated third party tolling arrangement(s) at Buyer's Facility. However, if the unaffiliated third party desires Buyer to provide Product at Buyer's Facility to be tolled for such unaffiliated third party, Koch shall supply to Buyer the third party's Product quantity requirements at Buyer's Facility for Buyer's account for the same Term and on the same terms and conditions as contained in this Agreement if such is acceptable to the unaffiliated third party. If an unaffiliated third party desires Buyer to provide Product at Buyer's Facility, and such Product requirement is for a period less than the Term, or on other than the same terms and conditions herein provided, or on a spot basis, Koch shall have the option, but not the obligation, to supply Buyer such third party's Product requirement at Buyer's Facility for Buyer's account, if such is acceptable to the unaffiliated third party.

C.  Buyer's intention is to consume the Product delivered to Buyer's Facility for production purposes and it is not the intention of Buyer to purchase Product from Koch for resale or exchange purposes with an unaffiliated third party.

D.  Measurement. The quantity of Product delivered hereunder to Buyer by the Ammonia Pipeline shall be governed by the weights and measures taken by meters owned by the Ammonia Pipeline at the Delivery Point pursuant to the Ammonia Pipeline tariff in effect on the date of delivery. For truck or rail deliveries, the quantity of Product delivered to Buyer shall be governed by the weights and measures taken as the trucks or rail cars are loaded at the Koch Facility or at an alternative third party supply source. The foregoing measurements of said quantities shall be final and conclusive, unless proven to be in error.

E.  Potential Monetization of Ammonia. As has been discussed between the parties, Buyer may at some future date offer to sell chemical production assets owned by Buyer, or an affiliate of Buyer, to a third party which would relocate these assets offshore and for which Buyer may be tendered ammonia produced offshore as partial or full payment for the sales thereof. In such event, Buyer shall inform Koch that such an offer is being discussed and Koch shall have the option, but not the obligation, to assist or consult with

9; Buyer regarding the provision of such ammonia produced offshore. If such a transaction is pursued, Buyer shall provide Koch the right of first refusal, to exclusively assist the Buyer in both i) assessing the fair market value of the offshore ammonia received in exchange for the assets and ii) monetizing the fair market value of the ammonia for Buyer. At Koch's option, the monetization of the ammonia may be in the form of i) an agreed cash payment to Buyer by Koch based on Koch purchasing the ammonia from Buyer, ii) an agreed exchange differential where Koch receives the offshore ammonia and delivers back Product to Buyer at Buyer's Facility, or iii) an agreed alternative option between the parties at the time. During the term of this Agreement, Koch shall make reasonable commercial efforts to provide Buyer a fair market value for the offshore ammonia based on the market prices and market conditions at the time and taking into account the expenses Koch may incur in either marketing the ammonia to a third party or delivering the ammonia to Koch's Terminal. In the event the parties can not agree on a fair market value for the offshore ammonia, Koch shall not be obligated to monetize the ammonia for Buyer. If Koch does not monetize the ammonia for Buyer, but Buyer has an alternative option to import the ammonia through a third party for delivery to Buyer's Facility, then Koch shall allow Buyer to defer purchasing up to thirty-four (34) percent of Buyer's Product Requirements on an annual basis during the Term of this Agreement; provided, i) Buyer has given Koch one (1) month written notification prior to the expected delivery date of the ammonia and ii) Koch shall have the option of either x) extending the Term of this Agreement another year in which Buyer shall purchase the deferred quantity during the period of January 1, 2005 to December 31, 2005 or y) releasing Buyer from purchasing the deferred quantity.

IV. QUALITY

 All Product delivered hereunder shall conform to the specifications set forth in Article I, Section Q. All claims by Buyer that any Product delivered hereunder does not conform to the specifications set forth in said Article I, Section Q, shall be made in writing and sent within thirty (30) days after Koch's delivery of such Product to the Delivery Point. Failure to give written notice of such claim within the specified time shall constitute a waiver of and bar to such claim, and Buyer shall be precluded from relying on defects which are not stated in such notice as a basis for rejection or assertion of a breach.

V. WARRANTIES

 A. Koch makes no warranty of any kind, express or implied, except that Product sold hereunder shall conform to the specifications set forth in Article I, Section Q and that Koch shall convey good title thereto, free from any lien or security interest. KOCH ASSUMES NO OTHER LIABILITY WITH RESPECT TO PRODUCT AND MAKES NO OTHER WARRANTY WHETHER OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE, EXPRESSED OR IMPLIED, WITH RESPECT THERETO.

 B. Neither party shall be liable, under any circumstances, for any special, indirect, incidental, consequential (including but not limited to, loss of profits or any similar damages) or punitive or exemplary damages arising out of this Agreement, except for third party personal injuries and property damage which are deemed by applicable law to be consequential damages. In no event shall the amount of any claim by Buyer, whether for failure to meet the specifications, for non-delivery, or for any other reason, be greater than the actual replacement costs of the Product for the particular shipment. In this regard, Buyer's sole and exclusive remedy for any breach of this Agreement by Koch shall be, at Koch's option, replacement of any nonconforming product at the Delivery Point or payment not to exceed the replacement price of the Product. Koch shall use commercially reasonable efforts to obtain and deliver replacement Product.

 VI. PRICE

A. #9; Price. For each short ton of Product sold to Buyer hereunder, Koch shall charge, and Buyer shall pay to Koch the following Price:

Price per short ton = *** [Redacted text]

*** [Redacted text]

 B. Contract Price. The Contract Price per short ton shall be determined as follows:

Contract Price per short ton *** [Redacted text]

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where,

*** [Redacted text]

*** [Redacted text]

C.  Ammonia Pipeline Transportation Charge. The Ammonia Pipeline Transportation Charge per short ton shall be based on Koch's actual Ammonia Pipeline transportation cost from the point of injection into the Ammonia Pipeline to the Ammonia Pipeline Delivery Point at Buyer's Facility. The actual cost is currently $6.73 per short ton from both the Koch Facility and the Koch Terminal to the Delivery Point. Koch shall pay Buyer any rebates or refunds that Koch receives from the Ammonia Pipeline related to such shipments on such Ammonia Pipeline.

D.  Revised Contract Price. In the event i) Koch permanently shuts down the Koch Facility as stipulated in Article II or ii) a Force Majeure event occurs as stipulated in Article X, Section A, it may be necessary for Koch to make a price adjustment to the Contract Price to cover the Actual Additional Costs incurred by Koch to deliver Product to Buyer during the remaining Term of this Agreement stipulated in (i) above or during the period of the Force Majeure event stipulated in (ii) above. The Revised Contract Price per short ton shall be determined as follows:

Revised Contract Price per short ton = Contract Price per short ton + Actual Additional Costs.

Koch shall provide Buyer written notification of the Actual Additional Costs to be incurred and the basis for these costs. Koch and Buyer shall make reasonable commercial efforts to reach an agreement on the Revised Contract Price within thirty (30) days of the Revised Contract Price notification by Koch.

D.1. In the event Koch and Buyer cannot agree on the Revised Contract Price in the event Koch permanently shuts down the Koch Facility, then Koch shall have the option to either i) exercise its right of first refusal during a ten (10) day period after the end of the thirty (30) days to sell Product to Buyer on the same terms and conditions as those which a third party may offer to Buyer or ii) terminate this

***INDICATES INFORMATION IN THIS DOCUMENT WHICH HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION.  THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.

Agreement as set out in Article II. If Koch elects to terminate this Agreement, then Koch shall provide no less than ten (10) days written notice to Buyer, and Buyer shall have the option of accepting the Revised Contract Price or allowing Koch to terminate this Agreement during such ten (10) day notice period. If Koch does not exercise its right of first refusal above, then Buyer shall have the right to terminate this Agreement.

D.2. In the event Koch and Buyer can not agree on the Revised Contract Price in the event of a Force Majeure event, then Article X, Section A shall apply.

E.  Pricing Index. If either Koch or Buyer believes the *** [Redacted text] used to determine the Contract Price is inaccurate due to a fundamental change in the structure or inactivity of the pricing index, and this condition has persisted on a continual basis for at least sixty (60) days, the concerned party may provide written notification to the other party of its concern along with a proposed alternative pricing index. The parties shall negotiate in good faith to agree upon an alternative pricing index within thirty (30) days from the date of notification, but neither party shall be obligated to reach mutual agreement. During the interim period of negotiation, the Contract Price shall continue to be determined per this Agreement. In the event the parties cannot agree on an alternative pricing index after the thirty (30) day period, then during the remaining Term of this Agreement the Contract Price in Article VI, Section B shall be determined as follows:

        *** [Redacted text] Price per short ton *** [Redacted text]

F.  Market Publication and Prices. In the event that either i) the Fertilizer Week America publication is no longer published or ii) the *** [Redacted text] or *** [Redacted text] published in Fertilizer Week America are no longer published, or iii) the *** [Redacted text] is not indicative of the price for Product imported into the *** [Redacted text] area, then the parties shall either agree on x) a substitute publication, y) a substitute price index, or z) an alternative pricing mechanism, whichever shall be required to correct the case above, within thirty (30) days of such event. During the interim period, the parties shall agree on an alternative pricing mechanism or a fixed price.

VII. PAYMENT TERMS

A.  Koch shall provide Buyer with payment terms on open credit subject to the terms below provided Buyer's Total Credit Exposure does not exceed the established credit line within the range *** [Redacted text]. Koch shall evaluate Buyer on a quarterly basis to determine the credit line within the range stated above

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along with the payment terms for the following contract quarter. Based on the established credit line for the quarter, payment terms shall not exceed *** [Redacted text] from the payment due date as set forth in Section B below. If it appears to Koch that Buyer's Total Credit Exposure shall exceed the established credit line for the contract quarter, Koch shall immediately notify and request Buyer to make a prepayment for future shipments, within twenty-four (24) hours of the notification if necessary in order to keep the Total Credit Exposure at or below the established credit line. The prepayment shall only be applied towards future shipments not yet invoiced.

B. Koch may from time to time change the credit line or demand different terms of payment whenever Koch within its good faith discretion deems itself insecure because the prospect for Buyer's payment or performance reasonably appears to Koch to be impaired. In any such event, and upon written notice specifying the change in terms of payment, Koch may suspend further deliveries pending agreement of Buyer to the revised payment terms. If Koch changes payment terms to restrict or reduce the credit line available to Buyer, for reasons other than stated in Section A above; then, notwithstanding anything to the contrary, Buyer may terminate this Agreement by no less than ten (10) days notice to Koch.

C. Koch shall prepare and fax to Buyer a weekly provisional invoice by Wednesday of every week during the Month in an amount equal to the (i) Price per short ton based on the previous Friday's market prices multiplied by the (ii) short tons delivered to Buyer during the period from the previous Monday through Sunday based on the meter reading at the Delivery Point provided by Buyer to Koch on every Monday. Buyer's payment by wire transfer to Koch's account, at Buyer's sole cost and expense, shall be due net twenty-one (21) days, based on the credit line established in Section A above, from the Monday during the week the invoice is prepared and faxed to Buyer. If the payment due date is a Saturday, Sunday, or holiday where banks are authorized to be closed, Buyer shall make the wire transfer payment on the next business day following such due date. Buyer agrees to accept as originals facsimile copies of invoices from Koch.

D. At the end of each Month, Koch shall prepare and fax to Buyer a reconciliation of the weekly provisional invoices for the Month with the amount due by Buyer to Koch or the credit by Koch to Buyer for the Month. The reconciliation will be based on preparing a final monthly invoice based on all the weekly

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provisional invoices during the Month that have an invoice date during said Month. The final monthly invoice shall be based on an amount equal to the (i) Monthly Average Price per short ton multiplied by the (ii) sum of short tons delivered or taken as stated in the weekly provisional invoices during the Month that have an invoice date during said Month. The final monthly invoice will be compared to the sum of the weekly provisional invoices for the designated time period, and any difference will be either debited or credited on the next weekly provisional invoice.

VIII. DELIVERY

A. Buyer shall notify Koch no later than the 1st calendar day of the Month immediately prior to the Month of delivery of Product in short tons that Buyer wishes to receive for such Month of delivery. Buyer shall promptly notify Koch in writing of any known or anticipated changes that will not permit Buyer to receive the monthly quantity.

B. Title and Risk of Loss. Koch shall deliver the Product hereunder to Buyer at the Delivery Point, title and risk of loss shall pass to Buyer at the Delivery Point, and upon the passing of said title to Buyer, Buyer shall be deemed to have exclusive ownership and control of said Product and shall be responsible for any injuries or damages caused thereby.

C. Shipper of Record. Koch shall be the shipper of record for delivery of Product on the Ammonia Pipeline to Buyer at Buyer's Facility.

 IX. TAXES

A. All present and future taxes, including, but not limited to, the Superfund Tax, (referred to herein as "Taxes") relating to the Product delivered hereunder, including all new taxes or increases in existing taxes including excise taxes (but excluding Koch's net income, excess profits, or corporate franchise taxes) imposed by any governmental authority upon the manufacture, use, sale, or delivery of the Product, shall be for Buyer's account, unless Buyer delivers to Koch current exemption certificates evidencing Buyer's exemption from paying such Taxes.

B.  Buyer agrees to indemnify and hold harmless Koch and its successors and assigns from and against any and all excise taxes (but not including net income, excess profits, or corporate franchise taxes), inclusive of any penalty and interest, assessed at a future date against Koch by any governmental authority upon the manufacture, use, sale, or delivery of the Product Requirements.

X.  FORCE MAJEURE

A.  Neither Koch, nor Buyer, shall be liable for any failure or delay in performance under this Agreement, except for the obligation to make money payments due hereunder for Product already purchased, due to a Force Majeure event. "Force Majeure," as used herein shall mean any event which may be due in whole or in part to any contingency, delay, failure, cause or other occurrence of any nature beyond a party's reasonable control, whether it is presently occurring or occurs in the future, which (i) physically prevents Koch from producing, transporting, or delivering the Product to Buyer's Facility in Koch's normal course and/or then intended course of business (including either the Koch Facility or the Koch Terminal, or both) or (ii) which physically prevents Buyer from receiving or using Product at Buyer's Facility. Nothing herein shall require Koch to start or restart either one or both units at the Koch Facility or to purchase Product from a third party in order to remove a Force Majeure event then occurring, but Koch shall have the option to do so in Koch's sole discretion. Further, in the event of a Force Majeure event should Koch elect not to furnish substitute Product from either the Koch Facility or from a third party, Koch shall have the right to offer to Buyer substitute Product at the Revised Contract Price for Product set forth in Article VI, Section D, and on the terms and conditions, herein contained. In the event Koch and Buyer can not agree on the Revised Contract Price, then Buyer may obtain its Product Requirements from a supplier other than Koch, provided that Koch shall have the right of first refusal during a ten (10) period after the thirty (30) days referenced in Article VI, Section D to sell substitute Product to Buyer on the same terms and conditions as those which a third party may offer to Buyer.

B. Notwithstanding any other provision of this Agreement, if the Ammonia Pipeline transportation service is interrupted or curtailed by a Force Majeure event, preventing or delaying Koch from making all or a portion of the required deliveries of Product hereunder, Koch shall use commercially reasonable efforts to arrange rail or trucking transportation service from Koch's Facility or a third party supply source to Buyer's Facility. Ammonia pipeline allocation shall not constitute a Force Majeure event; provided, that a mechanical breakdown of the Ammonia Pipeline may constitute a Force Majeure event. Buyer shall be responsible for and reimburse Koch for all rail and/or trucking transportation costs incurred by Koch for deliveries of Product hereunder, including without limitation demurrage charges, which exceed the contemplated delivery of Product by the Ammonia Pipeline at Buyer's Facility. However, if Buyer is forced to pay a trucking and/or rail transportation rate that is higher than the Ammonia Pipeline Transportation Charge and the increased transportation rate makes it uneconomical for Buyer to operate Buyer's Facility, then Buyer shall have the right to suspend its performance hereunder by providing Koch with ten (10) days prior written notice. However, Buyer shall not be allowed to suspend its performance hereunder if Koch, in its sole discretion, elects to pay the difference between the Ammonia Pipeline Transportation Charge and the trucking and/or rail transportation charges to the Delivery Point. If it remains uneconomical for Buyer to operate Buyer's Facility for sixty (60) consecutive days from the date Buyer gives Koch notice solely because of the interruption or curtailment of Ammonia Pipeline Product deliveries hereunder and Koch elects not to pay the transportation differential, then Buyer shall have the right to terminate this Agreement by providing Koch with written notice within five (5) days after the end of the sixty (60) day period.

C. The term "Force Majeure" shall not include (i) an event caused by a party's sole or contributory negligence; (ii) Koch's ability to sell, or Buyer's ability to purchase from a third party, Product at a price more advantageous than the Price; (iii) Buyer's loss of markets for products produced at Buyer's Facility; (iv) shutdown of Koch's Terminal, Koch's Facility, or Buyer's Facility for reasons other than a Force Majeure event and (v) routine or scheduled maintenance at Koch's Facility, Koch's Terminal or Buyer's Facility.

D. If a Force Majeure event occurs, the declaring party may exercise its right under this Article by giving timely notice thereof to the other party setting forth with reasonable particularity the nature of the Force Majeure event. The declaring party shall use reasonable efforts to remedy the situation as quickly as possible and shall only be excused from performance hereunder during the duration and only to the extent of the Force Majeure event. The declaring party shall give the other party prompt notice of when the Force Majeure event ends. If Koch's deliveries of Product to Buyer are impeded due to a Force Majeure event, or an Ammonia Pipeline allocation event, Koch shall have the right to apportion deliveries among its present and future customers (including regular customers not then under contract) and Koch's own requirements on a reasonable basis. In the event of a Force Majeure event, neither Koch nor Buyer shall be obligated to take any action which would result in increasing such party's performance costs under this Agreement beyond the costs which it would have incurred in the absence of such Force Majeure event.

E. If, at any time during this Agreement's term, any regulatory or governmental body adopts, issues, or publishes any action, rule, or order which directly or indirectly materially and adversely affects the rights or obligations of Koch or Buyer under this Agreement or (each of the events described in hereafter referred to as "Adverse Action"), the affected party shall notify the other party in writing of the Adverse Action and the parties shall enter into negotiations to modify this Agreement. If negotiations regarding the Adverse Action do not result in Koch and Buyer agreeing on the terms of a modification to this Agreement within sixty (60) days from the delivery of notice by the affected party to the other party, the affected party shall have the right, but not the obligation, to suspend its performance hereunder from the end of the sixty (60) day period until such time, if any, as the parties reach agreement on such a modification to this Agreement. In the event such Adverse Action continues for a period of one hundred twenty (120) days after the affected party notifies the other party of the same and the parties have not reached agreement on such modification to this Agreement, either party may, but is not required to, terminate this Agreement upon thirty (30) days written notice delivered to the other party within one hundred eighty (180) days from the first notification of the Adverse Action. Upon termination, all obligations by either party shall cease, except rights and obligations accrued to the effective date of the termination. In the event of an Adverse Action, upon written request, the affected party shall provide the other party with data or information reasonably necessary for the affected party to determine that such Adverse Action exists, subject to the confidentiality obligations of Article XVI of this Agreement.

XI. REMEDIES FOR PAYMENT BREACH

A. If Buyer is late in making any payment due to Koch under Article VII hereof, Koch may at its sole discretion by twenty-four (24) hours notice to Buyer of such late payment and of Buyer's opportunity to cure, and upon Buyer's failure to cure during such notice period, elect one or more of the following courses of action:

        1. Cease to make any further deliveries hereunder until Buyer has made the late payment and has taken steps to assure Koch that there shall be no such delinquencies in the future;

        2. Refuse to make any further deliveries hereunder except upon cash payments before delivery;

        3. Stop delivery of goods in the possession of a carrier or other bailee as provided by law;

        4. Resell any Product concerned without further notice to Buyer and without affecting or abating Buyer's other obligations under this Agreement; or

        5. Set off any obligations Koch may have to Buyer against the payments due Koch hereunder.

If Buyer has not remedied late payments to the reasonable satisfaction of Koch within ten (10) days after receipt of written notice from Koch, Koch may at its option by notice to Buyer terminate this Agreement (without discharging any claim for breach). The election by Koch of any of the courses of action hereto shall in no way limit any other remedies available to Koch under this Agreement or otherwise at law or in equity.

B. If either party:

        1. Voluntarily petitions under or otherwise seeks the benefit of any bankruptcy, reorganization, arrangement or insolvency law; or

        2. Makes a general assignment for the benefit of creditors; or

        3. Is adjudicated bankrupt or becomes insolvent; or

        4. Allows a receiver or trustee of the business to be appointed; or

        5. Fails to perform any part of this Agreement (other than provided for in Section A of this Article) and upon written notice of such failure by the other party fails to remedy the same within thirty (30) days of such notice, or in the event such failure cannot reasonably be cured within thirty (30) days, does not initiate and pursue reasonable corrective action within said period of time, then, in any of said events, this Agreement may be terminated forthwith by written notice at the option of the other party with such other party retaining all its other rights and remedies at law or in equity.

XII. RIGHTS NOT WAIVED

 The waiver by either party hereto of any breach of this Agreement by the other party hereto shall not be deemed to be a waiver of any successive or other breach of this Agreement. Each and every right, power and remedy may be excused from time to time and so often and in such order as may be deemed expedient by the party, and the exercise of any such right, power or remedy shall not be deemed a waiver of the right to exercise at the same time or thereafter, any other right, power or remedy.

XIII. NOTICES

 Any notices, requests or other communications required or permitted by any provision of this Agreement shall be in writing and shall be deemed delivered if delivered by hand, facsimile, national overnight courier service, or mailed by U.S. Postal Service, postage prepaid, by registered or certified mail, and if to Koch, addressed to:

        Koch Nitrogen Company
        4111 East 37th Street North
        P.O. Box 2256
        Wichita, KS 67201
        Attention: President

        Secretary,
        Koch Nitrogen Company
        c/o Legal Department
        4111 East 37th Street North
        P.O. Box 2256
        Wichita, KS 67201

        or, if to Buyer, addressed to:

        El Dorado Chemical Company
        16 S. Pennsylvania
        Oklahoma City, OK 73107
        Attn: President

        El Dorado Chemical Company
        16 S. Pennsylvania
        Oklahoma City, OK 73107

        Attn: General Counsel

 Any party may change the address to which notices are to be given by mailing written notice thereof to the other party as provided above.

 XIV. ASSIGNMENT

 Notwithstanding any prior provision, neither party shall assign or delegate, or permit by assignment or delegation, by operation of law or otherwise any of its rights and obligations under this Agreement to any third party without first obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, delayed or denied. Notwithstanding the foregoing, either party shall be allowed to assign this Agreement to an Affiliate upon providing written notice to the other party, provided no such transfer shall operate to relieve the transferor party of its obligations hereunder. Any assignment or delegation, or attempted assignment or delegation, in violation of this Article XIV shall be null and void, shall be considered a material breach of this Agreement and shall permit the other party in addition to any other rights which it may hereunder or at law or in equity to terminate this Agreement and exercise any remedies available to the non-breaching party hereunder or at law or in equity.

XV. ENTIRE AGREEMENT; AMENDMENT

 This Agreement constitutes the final and complete Agreement between the parties relative to the transactions contemplated hereby and supersedes any and all prior or contemporaneous agreements, understandings, correspondence or other agreements relating to the subject matter hereof. This Agreement may be amended only by a written document signed by duly authorized representatives or employees of each of the parties hereto. Any printed terms or conditions contained in any printed forms used in placing or acknowledging orders hereunder, or otherwise used in any way in connection with the sale and purchase provided for in this Agreement, shall not have the effect of modifying or amending this Agreement in any respect unless specifically identified and accepted in writing by a duly authorized representative of both parties.

XVI. CONFIDENTIALITY

 If an Adverse Action, as defined in Section E of Article X, results in a party's suspension of its performance hereunder, the affected party may, as provided for in said Section, provide the other party with certain information ("Adverse Action Information"). Koch and Buyer may also, in connection with their respective performance of this Agreement, communicate information, give notices and exchange documents ("Contract Related Information"). The receiving party shall maintain in confidence the Adverse Action Information and the Contract Related Information, and such information shall be disclosed to no one other than (i) the receiving party's officers, directors, agents and other personnel who need to know the same in connection with this Agreement, and such officers, directors, agents and other personnel shall be advised of and bound by the confidential nature of such information or (ii) when disclosure is required by law or pursuant to a court or administrative order. For disclosures required under sub-item (ii), the disclosing party shall immediately notify the other party of the required disclosure so that the other party may seek an appropriate protective order or other remedy and use reasonable efforts to limit the scope of the disclosure so required. If a protective order or other remedy is not obtained, the disclosing party shall only furnish such portion or portions of the Confidential Information, as it is legally required to furnish. Koch and Buyer shall take all proper precautions to prevent such information from being acquired by any unauthorized person, firm, company or other entity. In this regard, Koch and Buyer acknowledge specifically, but without limitation, that both injunctive relief and monetary damages, alone or in combination, are appropriate remedies for any breach of this Article XVI by Koch or Buyer or any person, firm, company or other entity obtaining such information through the recipient thereof. The confidentiality obligations hereunder shall continue for a period of seven (7) years after the termination of this Agreement. Koch shall have no obligation to provide, and Buyer shall have no right to obtain, information regarding Koch's Product supply costs.

XVII. ARTICLE HEADINGS

Article headings are for the convenience of the parties and are not considered parts of the Agreement, it being stipulated that any headings in conflict with the substantive provisions of the Agreement shall have no force and effect.

XVIII. GOVERNING LAW

 This Agreement shall be governed exclusively by the laws of the State of Kansas both with respect to interpretation and performance without giving effect to any provision which would direct application of the laws of another jurisdiction. Koch and Buyer agree that venue and jurisdiction of any action or cause of action arising hereunder shall be exclusively in the United States District Court for the District of Colorado. If the Colorado court, sua sponte, would dismiss for lack of jurisdiction, then the venue and jurisdiction of any action or cause of action arising hereunder shall be exclusively in the United States District Court for the District of Kansas.

XIX. SEVERABILITY

The provisions of this Agreement are severable and, if any provisions are determined to be void or unenforceable in whole or in part, the remaining provisions shall remain unaffected and shall be binding and enforceable in accordance with the terms hereof.

XX. AUTHORITY

 A. Buyer warrants and represents that it is a corporation duly organized and validly existing and in good standing under the laws of the State of Oklahoma and has all requisite power and authority to lawfully carry on its business as now being conducted and specifically, that it has all requisite power and authority to make, execute, deliver and perform this Agreement. The signatory below signing for Buyer has been duly authorized by his principal to bind his principal to the terms and conditions of this Agreement.

B. Koch warrants and represents that it is a corporation duly organized and validly existing and in good standing under the laws of the State of Nebraska and has all requisite power and authority to lawfully carry on its business as now being conducted and specifically, that it has all requisite power and authority to make, execute, deliver and perform this Agreement. The signatory below signing for Koch has been duly authorized by his principal to bind his principal to the terms and conditions of this Agreement.

 XXI. LEGAL COMPLIANCE.

 Each party shall be subject to all applicable laws, rules, regulations and ordinances issued by any national, state, or local regulatory or governing body and may act in accordance therewith until such time as the same may be held invalid by final judgment in a court of competent jurisdiction, except to the extent inconsistent with, or prohibited by, United States Law.

XXII. TERMINATION OF PREVIOUS AGREEMENT

 Buyer and Koch agree that the Previous Agreement shall be terminated in its entirety on the Effective Date.

XXIII. MISCELLANEOUS

 A. Situs. The situs of this Agreement shall be Wichita, Kansas.

B. Additional Rules of Interpretation and Construction.

1. No Construction Against Draftsman. No implications or inferences shall be drawn from the deletion of or addition to the terms of previous drafts of this Agreement. Koch and Buyer acknowledge that each has had the opportunity to participate in the preparation of this Agreement and, therefore, in the event of any ambiguity in, or controversy with respect to the meaning of, any term or provision contained in this Agreement, no presumption or inference shall be drawn against either Koch or Buyer in the interpretation of this Agreement by reason of the participation by either party or their attorneys in the preparation of this Agreement.

2. Gender. Words of any gender in this Agreement shall include the other gender, and words in the singular number shall include the plural, when the context requires.

3. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which executed counterparts together shall constitute one agreement.

C. Binding Effect. Without limitation of the foregoing, this Agreement shall inure to the benefit of and be binding upon Koch and Buyer, including their respective successors and assigns.

D. Brokers. Any Commissions, fees and expenses in connection with any broker or agent retained by Koch shall be the sole responsibility of Koch. Any commissions, fees and expenses in connection with any broker or agent retained by Buyer shall be the sole responsibility of Buyer.

E. Independent Contractors. Koch and Buyer are independent contractors only and are not partners, master/servant, principal/agent or involved herein as parties to any other similar legal relationship with respect to the transactions contemplated under this Agreement or otherwise; and no fiduciary relationship, nor any other relationship imposing vicarious liability shall exist between the parties under this Agreement or otherwise at law.

F. Survival of Terms and Conditions. This Agreement, and all covenants, promises, agreements, conditions, warranties, representations and understandings contained herein, or contained in any modification, change or amendment of this Agreement pursuant to Article XV hereof, shall survive the termination or expiration of the term of this Agreement for purposes of enforcement of rights occurring prior to such termination or expiration.

G.  Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated under this Agreement, including, without limitation, obtaining all necessary actions, waivers, consents and approvals from governmental entities or third parties and making all necessary or appropriate filings and taking all commercially reasonable steps necessary to obtain any approval or waiver from any governmental entities or other third parties.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective on the Effective Date by their respective officers thereunto duly authorized.

                                            ("Koch")             KOCH NITROGEN COMPANY
                                                                 By: _________________________

                                                                 Title: _________________

Attest:

______________________________________
Secretary/Assistant Secretary

                                            ("Buyer") 9; 9;             EL DORADO CHEMICAL COMPANY

                                                                                        By: _________________________

                                                                  Title: _______________________

Attest:

________________________________
Secretary/Assistant Secretary